EXHIBIT 10.1

First Bank of Georgia Death Benefit Plan for Select Management

(including the Company’s named executive officers)

On June 25, 2013, the Board of Directors (the “Board”) of First Bank of Georgia (the “Bank”) approved the purchase by the Bank of additional Bank Owned Life Insurance (BOLI) for Remer Y. Brinson, III, President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. (the “Company”) and the Bank, and Thomas J. Flournoy, Senior Vice President and Chief Financial Officer of the Company and the Bank, each with an initial premium of $268,481 and a pre-retirement split dollar benefit of $108,000 of the net amount at risk to the insured’s estate if he dies prior to retirement age and while still employed at the Bank. The Bank purchased the BOLI on September 9, 2013.

The plan is an endorsement split dollar arrangement under the “Economic Benefit Regime” of the Split Dollar regulations released in September 2003. The Company is the “Owner” of the life insurance contracts, and the Insured are the “Non-owners” to use the language of the regulations. The Non-owners have no rights in the contracts except the right to name a beneficiary for a portion of the death proceeds. This approach is designed to prevent the Non-owners from incurring additional taxation for other economic benefits. This plan is intended to be an employee welfare benefit plan (as defined in ERISA section 3(1) which is intended to provide death benefits solely to a select group of management or highly compensated employees within the meaning of DOL Reg. (29 C.F.R.) section 2520.104-24.

First Bank of Georgia

Death Benefit Plan for Select Management

This plan is an endorsement split dollar arrangement under the "Economic Benefit Regime" of the Split Dollar regulations released in September of 2003. The Company is the "Owner" of the life insurance contracts, and the Insured are the "Non-Owners" to use the language of the regulations. The Non-owners have no rights in the contracts except the right to name a beneficiary for a portion of the death proceeds and that is all. This approach is designed to prevent the Non-Owners from incurring additional taxation for other economic benefits. This plan is intended to be an employee welfare benefit plan (as defined in ERISA §3(1)) which is intended to provide death benefits solely to a select group of management or highly compensated employees within the meaning of DOL Reg. (29 C.F.R.) §2520.104-24.

Note: This Split Dollar agreement is intended to be held for the period prior to termination of employment.

First Bank of Georgia

Death Benefit Plan for Select Management

Insurers:	Mass Mutual Life Insurance Company

hereinafter referred to as "Insurer".

Life Insurance

Contract #s:	___________

hereinafter jointly referred to as the "Contract"

Owner Company:	First Bank of Georgia, the owner of the contracts and hereinafter referred to as the "Company".

Relationship of

Company to Insured:	Employer

Non-Owner/Insured:	___________________________

The respective rights and duties of the Company and the Non-Owner in the subject contracts shall be as defined in the following numbered paragraphs, namely:

1.     DEFINITIONS

A.	“Affiliate”. Affiliate shall mean First Bank of Georgia and any wholly owned subsidiary thereof.

B.	"Cash Values". Cash Values as used in this agreement shall mean the cash surrender value, as that term is defined in each applicable contract, plus the cash value of any paid-up riders.

C.	"Death Proceeds". Death Proceeds (or Death Benefits) as used in this agreement shall mean the total amount or a portion of the total amount payable upon death of the Insured.

D.	"Insured". Insured shall mean the Non-Owner bank officer insured under the contracts noted above.

E.	"Involuntary Termination". Involuntary Termination shall mean termination of the Insured from active employment with the Company that is instigated by the Company and not the Insured.

F.

“Net Amount at Risk”. Net Amount at Risk shall mean the portion of the death benefit payable on an insurance contract which represents the pure risk element (i.e. the contract death benefit payable less that contract’s Cash Value).

G.

"Non-Owner". Non-Owner shall mean, with respect to the contract, the Insured (other than the corporate owner of the contract) having an interest in the contract with respect to a portion of the death proceeds (but not including the insurance company or companies, acting in their capacity only as the issuer of the contract for this plan).

H.	"Planned Premium". Planned Premium shall mean that premium level selected by the Company, in its sole discretion, subject to the Insurer's minimum premium requirements.

I.

"Termination for Cause". Termination for Cause shall mean the termination of the Insured from active employment with the Company and all Affiliates that is instigated by the Company for reasons of "Cause", as defined in any employment agreement between the Insured and the Company, as in existence as of a date of determination. If there is no employment agreement between the Insured and the Company in existence as of a date of determination, then “Cause” shall mean any of the following acts by the Insured: (1) any material breach of an agreement with the Company, (2) gross negligence or willful misconduct, fraud, dishonesty, or malfeasance that results in material injury to the Company, (3) willful, intentional or grossly negligent failure to (A) perform duties, (B) follow directions of an individual or group of individuals to whom the Insured reports, or (C) follow the policies, procedures and rules of the Company; provided, however, that the Company must first give the Insured written notice with specificity regarding the reasons for such failure, and thirty (30) days to cure such failure, or (4) conviction of a felony that adversely affects the Company’s reputation in a material way.

Other defined terms used herein are set forth above immediately preceding this Section on “Definitions” (such as “Insurer,” “Contract(s),” and “Insured”).

2.	LIFE INSURANCE CONTRACT OWNERSHIP & TITLE

Contract ownership and title shall reside solely in the Company for its use and for the use of Insured, all in accordance with this agreement. The Company alone may exercise the right to contract Cash Values and the right to borrow or withdraw contract Cash Values. The Company alone may exercise the right to increase or decrease the coverage under the subject Split Dollar Contracts, and in such event, the rights, duties and benefits of the parties to such modified coverage shall continue to be subject to the terms of this agreement. The Company alone shall have the right to exercise all other rights under the contracts, except for the limited rights granted to the Non-Owner under this agreement with respect to the death proceeds. Nothing in this agreement shall restrict the Company’s rights in the contract, including the right to surrender such contracts without consent of the insured. The Non-Owner shall have no interest direct or indirect in contracts or their values or contract rights, except the limited right to that portion of contract death proceeds as shall be allocated by the Company in accordance with the provisions of this agreement. Under this agreement, the Non-Owner has no right to receive, to demand or transfer the contract or its values at the termination of this agreement. The Non-Owner’s sole right is in a portion of the contract death proceeds as provided in this agreement.

3.	RIGHT TO DESIGNATE BENEFICIARY

The Insured shall have only the right and power to designate a beneficiary or beneficiaries to receive his/her share of the death proceeds payable on his/her death and to elect and change a payment option for such beneficiaries, but this right is subject to any prior right or interest the Company may have in such death proceeds as provided in this agreement.

4.	DIVISION OF DEATH PROCEEDS OF THE LIFE INSURANCE CONTRACT & PAYMENT OF THE ECONOMIC BENEFIT OF THE DEATH BENEFIT

While the insured is employed with Company, the division of death proceeds of the contracts are as follows:

A.

Within 60 days of the Insured’s death and the Company’s receipt of life insurance death benefit proceeds, the beneficiary or beneficiaries designated by the Insured shall be entitled to a lump sum portion of the death proceeds of the contracts that equals $108,000. This death benefit shall be payable only if the Insured’s death occurs on or prior to the Insured’s termination of employment with the Company and all Affiliates.

B.

The Company shall be the beneficiary of the entire remaining balance of contract death proceeds, but in all cases shall receive back from the contracts death proceeds an amount that is not less than its cumulative premium payments plus policy earnings, taking into account any contract loans and unpaid interest or cash withdrawals previously incurred by the Company. See Section 6 below.

C.

The Insured shall receive reportable economic benefit from this death benefit interest and shall be responsible for any and all federal, state, and local income taxes thereon. This economic benefit for the Insured's death benefit interest shall be measure on the last calendar day of the Insured's tax year, unless the Company shall, in it's sole discretion determine to use the policy anniversary date of the contracts. This date shall be determined by the Company in the first year of the agreement and shall remain the same date until the agreement is terminated. However, notwithstanding the foregoing, the Company will measure and report economic death benefits in accordance with applicable, federal, state and local income tax laws and regulations and may modify the foregoing for compliance with such laws and regulations.

D.

Where there is a refund of unearned premium as provided in the contracts, the refund of unearned premium shall be refunded in total to the Company, since the Insured has not contributed to the premium, nor has an interest other than in the death benefit as provided under this agreement.

E.

The Company shall have the power and the right to deduct or withhold, or require the Insured to remit to the Company, an amount sufficient to satisfy federal, state or local taxes, required by law or regulation to be withheld with respect to the economic death benefit provided to the Insured pursuant to this plan.

5.	NO DIVISION OF THE CASH SURRENDER VALUE OF THE LIFE INSURANCE CONTRACT

The Company shall be entitled to an amount equal to the aggregate of the contract Cash Value, taking into account any contract loans, unpaid interest or cash withdrawals previously incurred by the Company and any applicable contract surrender charges. Such Cash Value shall be determined as of the date of surrender. The Non-Owner is not entitled to receive or use any portion of the contract's Cash Values upon such a surrender of the contract. Nor shall the Non-Owner have any rights to borrow from the carrier or the Company, or otherwise use or make use of the Cash Values of the contract of the Company while this agreement is in effect.

6.	DEATH PROCEEDS

The Company's share of death proceeds payable on the Insured's death while the contracts are in force shall be an amount equal to all the proceeds of the contracts, less the Insured's interest as outlined in this agreement. However, the Company must receive not less than the Company's premium contributions plus policy earnings, taking into account any Company policy loans, unpaid interest, or policy withdrawals against the contracts at Insured's death, regardless of the Non-Owner's interest. The Insured's designated beneficiary(s) shall be entitled to only that amount of the death proceeds as outlined in this agreement, subject to the provision that Company must receive all the balance of the death proceeds but never less than its premium contributions plus policy earnings, taking into account Company policy loans, unpaid interest and policy withdrawals, as of the date of the Insured's death.

7.	TERMINATION OF PLAN

Unless the Company specifically agrees otherwise in writing, this plan will terminate upon termination of Insured's employment with the Company and all Affiliates.

8.	NON-OWNER INSURED ASSIGNMENT RIGHTS

The Insured may not, at any time, assign to any individual, trust or other organization the limited interest in the death proceeds in the subject contracts or the limited rights associated with this death benefit interest as outlined under this agreement.

9.	AGREEMENT BINDING UPON PARTIES

This agreement shall bind the Insured and the Company, their heirs, successors, personal representatives and assigns.

10.	AMENDMENT

This plan may be amended at any time and from time to time by a written instrument executed and agreed upon by both the Company and the Insured.

11.	NAMED FIDUCIARY

The Company is hereby designated as the named fiduciary under this agreement. The named fiduciary shall have the authority to control and manage the operation and administration of this agreement, and it shall be responsible for establishing and carrying out a funding strategy and method consistent with the objectives of this agreement. The named fiduciary may nominate a specific employee or corporate position to act as administrator for the day-to-day affairs of the plan, including the right to employ advisors and to delegate administrative and ministerial duties in connection with the plan to other qualified individuals. Any person acting as administrator under this agreement shall be protected and indemnified by the Company against claims of liability in the performance of his or her duties by the Non-Owner Insured (or his or her beneficiaries) except in the event of gross or willful negligence.

12.	GOVERNING STATE LAW

This agreement shall be subject to and construed under the laws of the State of Georgia.

13.	CLAIMS PROCEDURE

Filing a Claim. All claims and requests for benefits under the Plan shall be directed to the attention of the Company in writing. The writing must be reasonably calculated to bring the claim to the attention of the Company.

Notification of Denial. If the Company determines that any individual who has claimed a right to receive benefits under the Plan (the "claimant") is not entitled to receive all or any part of the benefits claimed, the claimant shall be informed in writing of the specific reason or reasons for the denial, with specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why said material or information is necessary and a description of the review procedures and the time limits applicable to such procedures set forth in subsection (d) below.

Timing of Notification. The claimant shall be so notified of the Company’s decision within 90 days after the receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, the Company shall furnish the claimant written notice of the extension prior to the termination of the initial 90-day period. In no event shall said extension exceed a period of 90 days from the end of said initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render a final decision. If for any reason, the claimant is not notified within the period described above, the claim shall be deemed denied and the claimant may then request review of said denial, subject to the provisions of subsection (d) below.

Review Procedures. The claimant or his authorized representative may, within 60 days after notice of the Company’s decision, request a review of said decision, review pertinent documents (all documents, records, and other information relevant (within the meaning of DOL Reg. §2560.503-1(m)(8)) to the claimant’s claim for benefits) and submit to the Board of Directors of the Company such further information (written comments, documents, records and other information) as will, in the claimant's opinion, establish his rights to such benefits. If upon receipt of this further information, the Board of Directors determines that the claimant is not entitled to the benefits claimed, it shall afford the claimant or his representative further reasonable opportunity to submit issues and comments in writing and to review pertinent documents. If the claimant wishes, he may request in writing that the Board of Directors hold a hearing. The Board may, in its discretion, schedule an opportunity for a full and fair hearing on the issue as soon as is reasonably possible under the circumstances. The Board shall render its final decision with the specific reasons therefore in writing and in a manner calculated to be understood by the claimant, and shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Timing of Final Decision. The Board of Directors’ final decision shall include specific references to the pertinent Plan provisions on which the decision is based, and shall be transmitted to the claimant by certified mail within 60 days of receipt of claimant's request for such review, unless special circumstances (such as the need to hold a hearing) require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render a final decision. If the Board holds regularly scheduled meetings at least quarterly, in lieu of the time period described above, the Board’s decision on review shall be made by no later than the date of the meeting of the Board which immediately follows its receipt of the request for review, unless said request is filed within 30 days preceding the date of said meeting in which case a decision shall be made no later than the date of the second meeting following its receipt of said request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than the third meeting of the Board following its receipt of the request for review. If a decision on review is not furnished within the time period described above, the claim shall be deemed denied on review.

Electronic Notification. Any notification required by the preceding paragraphs may be in electronic form if it complies with the standards imposed by DOL Reg. §2520.104(b)-1(c)(1)(i), (iii) and (iv).

In witness whereof, the undersigned Company has executed this plan as of this ________ day of _________, 2013.

Company:	Insured:

By:	By my signature below, I (and my successors and assigns) agree to be bound by all terms and provisions of this plan.

Its:
Printed Name
ATTEST:

BY:
Signature
Its:

BENEFICIARY DESIGNATION FORM

First Bank of Georgia Death Benefit Plan for Select Management

1.
	(Non-Owners Name)	(Owner Corporation)

( )
	(Non-Owners Social Security Number)	(Non-Owner Office Tel.)	(E Mail)

	Insurer/Policy Number	Insurer/Policy Number

2.	I hereby:
☐

make the following first designation of my revocable beneficiary to receive any benefits, if any, to which I may be entitled and to possess my rights and interest under the Plan in the event of my death.

☐

revoke any and all of my prior beneficiary designations as filed with the Company (________________) and make the following new designation of my revocable beneficiary to receive any benefits, if any, to which I may be entitled and to possess my rights and interest under the Plan in the event of my death.

I understand that this beneficiary designation shall become effective upon the date it is received and acknowledged by the Company.

3.	Named Beneficiary (ies):
	A. Primary Beneficiary:			B. Secondary Beneficiary:

	Address:			Address:
		(Street)			(Street)

	(City)	(State)	(ZIP)	(City)	(State)	(ZIP)

	Relationship:			Relationship:

4.	Your Signature:
		(Non-Owner Signature)	(Date)

We recommend you consult with legal counsel in the preparation of this designation.

Company Acknowledgment: By:
(Date)
Title: